   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON             , 2001
                                                              REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                         -------------------------------
                   KUPPER PARKER COMMUNICATIONS, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEW YORK                                              11-2250305
  (STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                              8301 MARYLAND AVENUE
                               ST. LOUIS, MO 63105
                                 (314) 290-2000
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         -------------------------------
                      BRUCE KUPPER, CHIEF EXECUTIVE OFFICER
                   KUPPER PARKER COMMUNICATIONS, INCORPORATED
                              8301 MARYLAND AVENUE
                               ST. LOUIS, MO 63105
                                 (314) 290-2000
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                        ---------------------------------
                                    COPY TO:
                              JOSEPH S. VON KAENEL
                             ARMSTRONG TEASDALE LLP
                       ONE METROPOLITAN SQUARE, SUITE 2600
                         ST. LOUIS, MISSOURI 63102-2740
                    (314) 621-5070; FACSIMILE (314) 621-5065
                        ---------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ] IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]
IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        ---------------------------------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                                                        NUMBER OF      PROPOSED MAXIMUM       PROPOSED MAXIMUM
                                                      SHARES TO BE      OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
        TITLE OF SHARES TO BE REGISTERED               REGISTERED        PER SHARE (1)              PRICE           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.01 par value (1) (2)                 1,183,050            $1.18               $1,395,999               $349
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices per share of the Registrant's Common Stock on the NASD OTC Bulletin Board on August 1, 2001.
(2) Includes 350,350 shares of the Registrant's Common Stock issuable upon the exercise of the Registrant's outstanding warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT THE SOLICIATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR STATE IS NOT PERMITTED.




                              SUBJECT TO COMPLETION

                              DATED AUGUST 3, 2001






                                1,183,050 SHARES



                   KUPPER PARKER COMMUNICATIONS, INCORPORATED


                                  COMMON STOCK





This Prospectus relates to the offering of 1,183,050 shares of our common stock, par value $0.01 per share. These shares may be sold from time to time by some of our current stockholders, each of whom acquired these shares from us in a private placement.

The selling stockholders identified in this Prospectus, or their transferees, may sell the shares from time to time at the prevailing market price of the shares or in negotiated transactions in accordance with the plan of distribution described in this Prospectus. We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the NASD OTC Bulletin Board under the symbol "KPCG.OB". On August 2, 2001, the last reported sale price of our common stock was $1.25 per share. Our corporate headquarters are located at 8301 Maryland Avenue, St. Louis, Missouri 63105 and our telephone number is (314) 290-2000.



                         _____________________________

BEFORE BUYING ANY SHARES, YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ____________________________






               The date of this prospectus is ____________, 2001

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of the federal securities laws. When we use the words "may", "plan", "will", "believes", "anticipates", "intends", "expects" and other similar expressions in this document, we are making forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by these statements. Such factors include, among other things, the following: history of operating losses; the ability to integrate acquired companies; variability of operating results; the ability to attract and retain qualified professionals; the cost and timing of domestic and international expansion; the ability to manage future growth, if any; dependence on key management personnel; and changes in government regulation. Investors are also directed to consider other risks and uncertainties discussed in other reports previously and subsequently filed by use with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

In addition to the other information in this Prospectus, you should carefully consider the following factors in evaluating an investment in the shares of our common stock:

GREENSTONE ROBERTS HAS A HISTORY OF OPERATING LOSSES.

Greenstone Roberts Advertising, Inc., the company that we acquired at the end of September 2000, has experienced substantial net operating losses in each of the last three years. Although we have taken steps through cost reduction efforts and new business activities to cause this business to break-even or report a small profit in fiscal 2001, it is possible that the steps we have taken will not be successful or of sufficient impact to achieve our desired effect.

WE GENERALLY DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CLIENTS.

Our clients typically hire us on a project by project basis or on an annual contractual relationship. Moreover, our clients generally have the right to terminate their relationships with us without penalty and with relatively short or no notice. Once a project is completed we cannot assure you that a client will engage us for further services. From time to time, highly successful engagements have ended because our client was acquired and the new owners decided not to retain us. A client that generates substantial revenue for us in one period may not be a substantial source of revenue in a subsequent period. We expect a relatively high level of client concentration to continue but not necessarily involve the same clients from period to period. The termination of our business relationships with any of our significant clients, or a material reduction in the use of our services by any of our significant clients, could adversely affect our future financial performance.

VARIABILITY OF OUR QUARTER-TO-QUARTER OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

Our quarterly operating results have fluctuated in the past, and may continue to fluctuate in the future as a result of a variety of factors, many of which are outside of our control, including:

         -        the loss or resignation of a significant client;

         - the timing of new hires in anticipation of growth in our business and employee attrition;

         -        the timing and scope of new projects;

         -        the devotion of resources to new business development;

         -        reduction, cancellation or completion of major projects;

         -        the opening or closing of an office;

         -        costs related to the expansion of our business;

         -        our relative mix of domestic versus international business;

         -        changes in pricing by us or our competitors;

         -        employee utilization rates;

         -        integration of acquisitions; and

         - use of more expensive temporary employees to provide our professional services.

We also experience some variation in operating results throughout the year due in part to the spending patterns and business cycles of our clients and to marketing communications services spending patterns in general. Going forward, we expect this pattern to be tempered somewhat by the seasonal spending patterns of Greenstone Roberts' clients, which have differed from those of our clients.

As a result of these fluctuations, we believe that you cannot rely on period-to-period comparisons of our operating results as indicators of our future performance. Our operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. If this occurs, the trading price of our common stock would likely decline.

TO SUCCEED IN OUR BUSINESS, WE MUST RECRUIT AND RETAIN QUALIFIED, EXPERIENCED PROFESSIONALS, WHO ARE CURRENTLY IN HIGH DEMAND.

We compete intensely with other companies to recruit and hire from a limited pool of qualified, experienced marketing communications professionals. Our inability to hire and retain personnel would cause our business results to suffer. In addition, our ability to generate revenues directly relates to our personnel, both in terms of the number and expertise of the personnel we have available to service our clients and the mix of full-time employees, temporary employees and contract service providers that we utilize. As a result, if we fail to retain existing employees or hire new employees, we may not be able to complete or retain existing engagements or bid for new engagements of similar scope or revenues, and our business, financial condition and operating results could be materially and adversely affected.

IF WE ARE UNABLE TO INTEGRATE OUR RECENT ACQUISITIONS AND OTHER COMPANIES THAT WE MAY ACQUIRE, OUR OPERATING RESULTS MAY BE NEGATIVELY AFFECTED.

We recently acquired other companies, and we plan to acquire additional companies. We expect that the integration of acquired operations will place a significant burden on our management. Such integration is subject to risks and uncertainties, including:

         - the inability to effectively assimilate the operations, services, personnel and cultures of entities that we acquire;

         -        the diversion of management's attention;

         - undisclosed or potential legal liabilities of acquired businesses;

         -        the potential disruption of our business; and

         - the impairment or loss of relationships with employees and clients.

If in connection with acquiring new businesses we fail to integrate our operations successfully or on a timely basis, or if we incur any unforeseen expenses, our financial performance could suffer.

DIFFICULTIES PRESENTED BY OPERATING IN INTERNATIONAL MARKETS COULD NEGATIVELY AFFECT OUR OPERATING RESULTS.

One component of our strategy is to expand into international markets, as evidenced by our recent acquisitions in London. Once we select a new location, we typically devote substantial financial and management resources to launch and grow that office. We cannot assure you that we will select appropriate international markets to enter, open new offices efficiently or manage new offices profitably. Any new international office could under-perform relative to our expectations and we may not be able to achieve the same levels of business growth and profitability as in our domestic offices. We believe that we will face risks in doing business abroad that we do not face domestically. Among the international factors we believe are most likely to affect us are:

         - difficulties and costs of staffing and managing international operations;

         -        different rate structures based on local economies;

         - international currency issues, including fluctuations in currency exchange rates and the conversion to the Euro by all countries of the European Union by year-end 2003;

         - legal and regulatory requirements of different countries, such as differing tax or labor laws; and

         -        cultural and language differences.

Any of these factors or other factors not enumerated here could adversely affect the results of our international operations.

CONTINUED GROWTH OF OUR BUSINESS WILL PLACE INCREASED DEMANDS ON OUR SYSTEMS AND RESOURCES AND MAY ADVERSELY AFFECT OUR OPERATING RESULTS AND OUR ABILITY TO RETAIN TALENTED PERSONNEL.

The expansion of our business and client base has placed increased demands on our management, operating systems, internal controls and financial and physical resources. Our continued growth, if any, may strain existing management and human resources in particular, affecting our ability to attract and retain talented personnel. Consequently, we may be required to increase expenditures to hire new employees, open new offices and invest in new equipment or make other capital expenditures. Any failure to expand any of the foregoing areas in an efficient manner could adversely affect our operating results. We also cannot assure you that we will be able to sustain the rates of growth that we have experienced in the past or manage our growth effectively in the future.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL FOR OUR FUTURE SUCCESS.

We rely on our key management personnel, including Bruce Kupper, our Chairman and Chief Executive Officer, and Mary De Hahn, our Chief Operating Officer, because personal relationships are critical to obtaining and retaining client engagements. We believe that our future success will depend upon our ability to attract and retain additional key management personnel. If any of our officers or key employees leaves our company, the relationships that they have with our clients could be lost. We entered into a two-year employment agreement with Bruce Kupper as of January 1, 2001. We also intend to issue stock options to selected employees as an incentive to remain with our company.

WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US. THE RAISING OF ANY ADDITIONAL CAPITAL MAY DILUTE YOUR OWNERSHIP IN US.

We will need to raise additional funds through public or private debt or equity financing in order to:

         - take advantage of business opportunities, including more rapid expansion or acquisitions of, or investments in, businesses or technologies;

         -        develop new services; or

         -        respond to competitive pressures.

Any additional capital raised through the sale of equity may dilute your ownership percentage in our common stock. Furthermore, we cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. Our failure to obtain additional capital may have an adverse effect on our business results and expansion efforts.

THERE IS ONLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK AND IT IS POSSIBLE THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES EASILY.

There is currently only a limited trading market for our common stock. Our common stock trades on the NASD OTC Bulletin Board under the symbol "KPCG.OB" with very limited trading volume. There can be no assurance that a substantial trading market will ever develop (or be sustained, if developed) for our common stock, or that stockholders will be able to resell their securities or otherwise liquidate their investment without delay.

THE ISSUANCE OF, OR THE PERCEPTION THAT WE MAY ISSUE, SUBSTANTIAL AMOUNTS OF STOCK IN THE FUTURE COULD DEPRESS THE MARKET PRICE FOR OUR COMMON STOCK.

We have 24,034,050 authorized but unissued shares of common stock available for future issuance. In addition, our executive officers, directors and affiliates own in the aggregate 2,346,012 shares of our common stock, assuming the exercise of options which are currently exercisable. Although such shares are restricted securities and therefore subject to resale limitations, we could file a registration statement for some or all of those shares. In addition, we have entered into a number of acquisition transactions where we have agreed to issue shares of our common stock as consideration to the sellers of those businesses. Although unregistered at the time of issuance, such shares typically contain piggyback and demand registration rights. Consequently, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, may depress the market price of our common stock.

EXCLUSIVITY ARRANGEMENTS WITH OUR CLIENTS MAY LIMIT OUR ABILITY TO PROVIDE SERVICES TO OTHERS.

It is customary in the marketing communications services industry to enter into exclusivity arrangements with clients. We have entered into these arrangements with a number of our clients, restricting our ability to provide services to their competitors. We have in the past been, and may in the future be, unable to take on new clients because such opportunities would require us to provide services to direct competitors of our existing clients. In addition, we risk harming relationships with existing clients if we agree to provide services to their indirect competitors. Prospective clients may also choose not to retain us for reasons of actual or perceived conflicts of interest.

THE MARKETING COMMUNICATIONS SERVICES MARKET IS HIGHLY COMPETITIVE.

The marketing communications services market is intensely competitive. We expect competition to intensify even further as this market evolves. Some of our competitors and potential competitors have longer operating histories, greater financial strength, longer client relationships, and greater financial, management, technology, development, marketing and other resources than we do. Competition depends to a large extent on clients' perception of quality and creativity as well as the impact our services have on the business of our clients. We also compete on the basis of price and the ability to serve clients on a broad geographic basis. To the extent we lose clients to our competitors because of dissatisfaction with our services, or if our reputation is adversely impacted for any other reason, our future operating performance could be materially and adversely affected.

CHANGES IN GOVERNMENT REGULATION COULD ADVERSELY AFFECT OUR BUSINESS.

A number of the services that we provide are subject to extensive government regulation, both domestic and foreign, with respect to the truth in and fairness of advertising and other marketing-related regulations. To ensure that our clients' communications with their customers do not violate these regulations, we must comply with Federal Trade Commission regulations governing the marketing of products and services and with similar state regulations. In addition, there has been an increasing tendency in the United States on the part of businesses to resort to the judicial system to challenge comparative advertising of their competitors on the grounds that the advertising is false and deceptive. While we have not been subject to such claims in the past, we cannot assure you that we will not be subject to claims against us or our clients by other companies or governmental agencies or that any such claims, regardless of merit, would not have a material adverse effect on our future operating performance.

WE MAY BE LIABLE TO OUR CLIENTS FOR DAMAGES.

Many of our engagements involve the development, implementation and execution of marketing communications programs that are critical to our clients' businesses. Our failure or inability to meet a client's expectations in the performance or completion of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, in the course of providing marketing communications services to our clients we may be given access to confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability or damages, which could adversely affect our future operating performance.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The shares offered hereby include shares issuable upon the exercise of outstanding warrants. We will receive the proceeds, if any, from the exercise of such warrants.

                                   THE COMPANY

OVERVIEW

We are an international marketing communications firm specializing in providing integrated marketing communications solutions for middle market businesses. Our client-focused approach combines a deep understanding of our client's unique needs with our experience in business strategy, marketing, creative design, and Internet technology. Our integrated service offering, delivered globally, is much broader than that of a traditional advertising agency. It includes:

         - strategic and marketing consulting, branding and market research;

         -        planning, creation and execution of advertising campaigns;

         - all media services, including research, planning and placement;

         -        public relations and investor relations;

         -        direct response and database marketing services;

         -        sales promotion services;

         - design, development and implementation of e-business websites and interactive media;

         -        graphic design services;

         -        communications management; and

         - specialized marketing consultation services to television and radio services.

HISTORY AND RECENT DEVELOPMENTS

Our predecessor, Kupper Advertising, Inc., was founded in St. Louis, Missouri in 1978. Beginning in 1993, we commenced an expansion and acquisition program with the result that we now have offices in Melville, New York; Kansas City, Missouri; Louisville, Kentucky; Memphis, Tennessee; Nashville, Tennessee; New Orleans, Louisiana; and London, England.

In September 2000, we completed a reverse merger with Greenstone Roberts Advertising, Inc. ("Greenstone Roberts"), a publicly traded company based in Melville, New York. As a result of that reverse merger, we became a publicly traded company. The reverse merger was accounted for as a purchase.

The following information compares audited financial results for the fiscal year ended October 31, 2000 to unaudited pro forma results assuming that the acquisition of Greenstone Roberts had been consummated at the start of that fiscal year:

                                                                  As Reported                 Pro Forma
                                                                  -----------                 ---------
             Revenues                                             $12,033,040               $14,809,812
             (Loss) income from operations                          (284,553)               (1,852,762)
             Net loss                                               (448,383)               (1,790,133)
             Basic and diluted net loss per share                      (0.09)                    (0.33)

The operating and net losses shown above include ESOP expenses of $992,356 and management bonuses of $647,500. We terminated our ESOP effective August 31, 2000 and will not incur any further expenses relative to this plan. Also, we intend to reduce our reliance on management bonuses by offering stock options to key employees now that we are a public company. With this in mind, we have received approval from our shareholders for an amendment to our stock option plan to permit the granting of options for an additional 400,000 shares. We further intend to strengthen operating performance by increasing new business development activities; supplementing advertising revenues with public relations, interactive and other "below the line" services at newly acquired companies; and achieving operational efficiencies.

Since October 31, 2000, the following developments have occurred:

         - On November 13, 2000, we acquired all of the outstanding stock of Chameleon Design, Inc. ("Chameleon"), a company in St. Louis, Missouri that specializes in interactive design and development, in exchange for 62,000 shares of our Common Stock. Under the terms of the acquisition agreement, we will issue up to an additional 61,680 shares of our Common Stock to the former Chameleon shareholders if Chameleon meets certain future revenue targets over the next two years. Chameleon had unaudited revenues of approximately $250,000 for the twelve months ended October 31, 2000.

         - In November 2000, we purchased for $153,973 a 12% interest in The Communications in Business Group Limited ("CiB"), a London-based communications agency with offices in Dusseldorf, Germany and Milan, Italy. CiB had revenues of approximately $3,717,000 for the twelve months ended May 31, 2000. We intend to increase our ownership in CiB during 2001.

         - On February 7, 2001, we entered into a non-binding letter of intent to acquire Christopher Thomas Associates, Inc. ("Christopher Thomas"), a marketing communications agency headquartered in Melville, New York, with offices in Boston, Massachusetts and Stamford, Connecticut. The price will be a combination of cash and stock with the amount and other terms subject to negotiation of a definitive agreement. Christopher Thomas had unaudited revenues of approximately $4,500,000 for the twelve months ended December 31, 2001.

         - On February 23, 2001, we acquired all of the outstanding stock of CGT (UK) Limited ("CGT"), a London-based strategic marketing communications agency, in exchange for $475,000 in cash and 70,000 shares of our Common Stock. Under the terms of the acquisition agreement, we will issue up to an additional 500,000 shares of our Common Stock to the former CGT shareholders if CGT meets certain pretax earnings targets. CGT had revenues of approximately $1,315,000 for the twelve months ended March 31, 2000.

On an annualized basis, we, our affiliates and our completed or announced acquisitions would have revenues of approximately $25 million for the fiscal year ended October 31, 2000.

OUR GROWTH STRATEGY

Our history has demonstrated that combining the disciplines of traditional advertising with "below the line" marketing services capabilities fuels revenue growth that exceeds advertising expenditure growth. The table below shows for our three most recent fiscal years a comparison of our revenues from traditional advertising and revenues from "below the line" services:

                                                    FISCAL 1998           FISCAL 1999           FISCAL 2000
                                                    -----------           -----------           -----------
Advertising                                         $7,200,000            $ 8,333,000           $ 8,515,000
"Below the line" marketing services (1)              1,660,000              2,514,000             3,518,000
                                                    ----------            -----------           -----------
Total                                               $8,860,000            $10,847,000           $12,033,000
                                                    ==========            ===========           ===========

------------------------------
(1) Includes public relations, investor relations, direct response and database marketing services, sales promotion services, e-business websites and interactive media, and communications management services.

The major agency networks also recognize the shift from pure advertising to a more balanced mix of communication tools, and have focused their acquisition efforts on companies providing "below the line" marketing communications services. Our November 2000 acquisition of Chameleon strengthened our capabilities in the areas of design, development and implementation of e-business websites and interactive media.

An important step in securing a profitable niche in the Long Island market will be the acquisition of "below the line" marketing service capabilities for that market during fiscal 2001. Our proposed acquisition of Christopher Thomas would broaden the market leadership of our recently acquired Greenstone Roberts operations in Melville, New York as well as give us offices in Boston, Massachusetts and Stamford, Connecticut. While both Christopher Thomas and Greenstone Roberts have been operating at less than optimal efficiency, we expect them to provide us with opportunities to obtain new accounts, increase operational efficiencies and provide "below the line" services.

In the United States, part of our strategy is to expand into cities with an attractive economic base that have been largely ignored by the larger advertising agency networks. We may consider opportunities in larger markets as they become available.

Internationally, we have targeted London as the first logical step in the establishment of an international network. The U.S. and British cultures are similar, the British economy is relatively stable, and Great Britain is generally the first place that our clients look to as they establish a plan to become global. We have implemented this strategy with the November 2000 purchase of a 12% interest in CiB. CiB is a small public relations and advertising agency that has created a franchise in the recreation and tourism representation business and has offices in London, Dusseldorf and Milan. As discussed above, we plan to increase our investment in CiB in 2001.

Our international capabilities have recently been enhanced by the selection of CiB's London office as the world headquarters for Confrad International, a worldwide network of independent advertising agencies owned by its member shareholders. Confrad has members in nearly 50 countries and provides its member agencies with the access and advantages of a multinational agency.

Our affiliation with CiB led to our joint selection with CiB in February 2001 as the agency of record for Gulf Air. This international airline, based in Bahrain, is the national carrier of Bahrain, Oman, Qatar and the United Arab Emirates. It serves more than 50 destinations on five continents with one of the world's youngest jet fleets. Our services to Gulf Air will include advertising, public relations and direct marketing across Europe and the United States. The account was previously serviced by J. Walter Thompson.

In January 2001, we continued to pursue our international strategy by entering into an agreement to acquire CGT, a small highly profitable marketing communications group in London with strong management. We completed this acquisition on February 23, 2001.

Individually, CiB and CGT would each make clear logical fits to our network. Combined as one agency, these companies would represent a very credible presence in the London market, and would closely mirror our agency model.

During the next five years we will look to add to our international network based upon the following criteria:

         -        stability of the economy;

         -        closeness in culture to U.S. business practices; and

         - projected future increases in local advertising and communications expenditures.

These criteria lead us to believe that we should focus our short-term international expansion on Germany and France. Outside of these areas, we will seek to establish a network of affiliations with other smaller agencies so that we can jointly serve clients in parts of the globe in which we do not have an office.

Establishing an agency in a new geographic location is a difficult, time consuming, and expensive proposition. There are a multitude of smaller advertising agencies in attractive geographic locations that can be acquired at reasonable prices for several reasons:

         - With the continuing consolidation of the communications business, owner/operators of small agencies have come to realize that an affiliation with a larger agency network is an essential strategy for preserving client relationships.

         - Many owner/operators of smaller agencies are talented in serving clients and are distracted by operating their business.

         - In smaller agencies, ownership is generally held by a very small group of individuals. Retirement of one of the owners creates the need for the other owners to either invest more of their personal wealth in the business or to look for other sources of equity participation.

         - Many of the key individuals in these smaller agencies spent a substantial part of their working careers at one of the major agency networks and are reluctant to sell their business and return to employment with one of these networks.

As a potential acquirer, we believe that our company can offer definite advantages to such individuals:

         - With each acquisition in the United States, we will take on all back-office functions (such as accounting and human resources) in our St. Louis headquarters - freeing the advertising practitioners to focus on client service.

         - As part of a larger communications organization, we offer these practitioners access to a wide array of talent in several communications specialties such as media planning and buying, Internet, public relations, direct marketing, and sales promotion. Access to these specialties generally results in increased business with each client and a stronger relationship between the client and its agency.

         - As part of a small network, key individuals in these agencies can readily perceive that they will play an important role in the growth and success of our company.

Excluding the nine industry giants, we believe that we are the only publicly traded acquisition vehicle based in the United States for agencies that want to unite with a larger organization.

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the shares as of August 1, 2001, by (i) each person known by us to own more than 5% or more of our stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) each of the selling stockholders. The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each selling stockholder may offer under this Prospectus. We do not know how long the selling stockholders may offer under this Prospectus. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares, except for executive officers and directors who have agreed to a 120 day "lock-up". Pursuant to the lock-up, we and our executive officers and directors have agreed not to offer, sell or otherwise dispose of any shares for 120 days after effectiveness of the registration statement of which this Prospectus is a part, provided that we may issue shares in connection with acquisitions. The shares being offered by this Prospectus may be offered from time to time by the selling stockholders named below:

                                   SHARES BENEFICIALLY
                                      OWNED PRIOR TO                                            SHARES BENEFICIALLY
                                        OFFERING                                                OWNED AFTER OFFERING
                                        --------                  NUMBER OF SHARES              --------------------
      BENEFICIAL OWNER            NUMBER         PERCENT            BEING OFFERED             NUMBER           PERCENT
      ----------------            ------         -------            -------------             ------           -------
EXECUTIVE OFFICERS AND DIRECTORS
--------------------------------
Bruce Kupper                   1,758,200(2)       24.4                175,500(1)             1,582,700          22.0
Mary DeHahn                      303,867(3)        4.3                 10,050(1)               298,817           4.1
John Rezich                      279,000           3.9                115,500(1)               163,500           2.3
Ronald Greenstone                233,287(4)        3.5                 30,000(1)               223,287           3.1
Gary Roberts                     102,708(5)        1.4                 30,000(1)                72,708           1.0
S. Lee Kling                     155,000            *                 150,000(1)                 5,000            *
James Saitz                       60,000            *                  60,000(1)               -----            -----

SELLING STOCKHOLDERS
--------------------
John Lionel Coleman               28,000            *                  28,000                  -----            -----
Ronald K. Greenberg               30,000            *                  30,000(1)               -----            -----
Dennis M. Jones                  150,000           2.1                150,000(1)               -----            -----

                                   SHARES BENEFICIALLY
                                      OWNED PRIOR TO                                            SHARES BENEFICIALLY
                                        OFFERING                                                OWNED AFTER OFFERING
                                        --------                  NUMBER OF SHARES            ------------------------
      BENEFICIAL OWNER            NUMBER         PERCENT            BEING OFFERED             NUMBER           PERCENT
      ----------------            ------         -------            -------------             ------           -------
Charles W. Oertli                 30,000            *                  30,000(1)               -----            -----
Nathaniel Orme                    30,000            *                  30,000(1)               -----            -----
Chris Pauli                       15,000            *                  15,000(1)               -----            -----
Robert Pauli                      15,000            *                  15,000(1)               -----            -----
Ronald F. Saverin                 60,000            *                  60,000(1)               -----            -----
Jeff Stein                        31,000            *                  31,000                  -----            -----
Robert M. Thackery                28,000            *                  28,000                  -----            -----
Tom Tham                          31,000            *                  31,000                  -----            -----
David Ian Thatcher                14,000            *                  14,000                  -----            -----
Drew Wolfson                     150,000           2.1                150,000(1)               -----            -----

----------------------------------
*     Represents less than one percent.

(1) One-third of such shares consists of shares issuable upon the exercise of warrants issued in connection with such holder's initial purchase of such shares. The warrants are issuable at any time before __________, 2006 at a price of $2.50 per share.

(2)   Includes 141,700 shares currently issuable upon the exercise of options.

(3)   Includes 200,717 shares held in her account by an ESOP.

(4)   Includes 43,750 shares currently issuable upon the exercise of options.

(5)   Includes 15,000 shares currently issuable upon the exercise of options.

                              PLAN OF DISTRIBUTION

We are registering all 1,183,050 shares on behalf of the selling stockholders. The selling stockholders named in the above table or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this Prospectus may sell the shares from time to time. The selling stockholders may also decide not to sell all the shares they are allowed to sell under this Prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. Our common stock may be sold by the selling stockholders in one or more of, or a combination of, the following transactions.

         - a block trade in which the broker-dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus;

         - an exchange distribution in accordance with the rules of such exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         -        in privately negotiated transactions.

To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

The selling shareholders may enter into hedging transactions with broker-dealers in connections with distributions of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver our common stock to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this Prospectus. The selling stockholders may then resell or pledge the shares to a broker-dealer. The broker-dealer may sell our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this Prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with our common stock. Broker-deals or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Prospectus. The selling stockholders have advised us that they have not entered into any agreements, undertakings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

Our common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this Prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of our common stock.

We will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         - the name of each such selling stockholder and of the participating broker-dealer(s);

         -        the number of shares involved;

         -        the price at which such shares were sold;

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

         -        other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of our common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                  LEGAL MATTERS

Armstrong Teasdale LLP, St. Louis, Missouri, will pass on the validity of our common stock being registered.

                                     EXPERTS

Our consolidated financial statements in our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may inspect and copy, at prescribed rate, such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov.

We have filed a Registration Statement relating to the offering described in this Prospectus. As allowed by SEC rules, this Prospectus does not contain all of the information that you can find in the Registration Statement. You are referred to the Registration Statement and the exhibits thereto for further information. This Prospectus is qualified in its entirety by such other information.

The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about our business and finances.

         1. Our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2000;

         2. Our Quarterly Report on Form 10-QSB for the quarter ended January 31, 2001;

         3. Our Quarterly Report on Form 10-QSB for the quarter ended April 30, 2001.

         4. Our Current Reports on Form 8-K dated December 27, 2000, January 17, 2001, March 1, 2001 and March 6, 2001;

         5. The description of our capital stock contained in our Registration Statement on Form S-4/A, File No. 333-44476, filed on September 6, 2000; and

         6. All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since October 31, 2000.

This Prospectus also incorporates by reference additional documents that may be filed by us with the SEC between the date of this Prospectus and the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all shares then remaining unsold. Any statement contained in this Prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other document which is also incorporated by reference modifies or supersedes such statement.

You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto which are not specifically incorporated by reference herein), without charge, upon written or oral request to our Secretary at 8301 Maryland Avenue, St. Louis, Missouri 63105, (314) 290-2000. In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

You should rely only on the information contained or incorporated by reference in this Prospectus or any Prospectus supplement. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus, and neither the mailing of this Prospectus to stockholders nor the issuance of any securities hereunder shall create any implication to the contrary. We are not making an offering of these securities in any jurisdiction where it is unlawful to do so.

                    ----------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY SHARES OF KUPPER PARKER COMMUNICATIONS, INCORPORATED COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMPANY'S COMMON STOCK.

                    ----------------------------------------

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS                                  1
RISK FACTORS                                                                1
USE OF PROCEEDS                                                             6
THE COMPANY                                                                 6
PRINCIPAL AND SELLING STOCKHOLDERS                                         11
PLAN OF DISTRIBUTION                                                       12
LEGAL MATTERS                                                              14
EXPERTS                                                                    14
WHERE YOU CAN FIND MORE INFORMATION                                        14

               PART II--INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

The following is a statement of estimated expenses of the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) all of which are being paid by the Registrant:

SEC registration fee...................................................  $   349
Printing and engraving expenses........................................    2,000
Accountant's fees and expenses.........................................    7,500
Legal fees and expenses................................................    4,000
Miscellaneous..........................................................    1,000
                                                                         -------
      Total............................................................  $14,849

*All amounts are estimates except for the SEC registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 722 of the New York Business Corporation Law ("BCL") permits a corporation to indemnify a director or officer, made a party to an action by reason of the fact that he or she was a director or officer of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation.

Our Certificate of Incorporation includes limitations on the liability of officers and directors, except for liability pursuant to a judgment or other final adjudication adverse to such director which establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she gained personally in fact a financial profit or other advantage to which he or she was not entitled or his acts violated Section 719 of the BCL. Our Board of Directors has authorized us to provide a general indemnification of its officers, directors and employees regarding any claims or liabilities incurred in the course of their employment, subject to the foregoing provisions.

We also maintain insurance, that we believe to be adequate, covering all of our directors and officers against certain liabilities and reimbursing us for obligations for which we incur as a result of its indemnification of such directors, officers and employees. At present, there is no pending litigation or proceeding involving any officer, director or agent of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

ITEM 16. EXHIBITS.

The following is a list of exhibits filed as part of this Registration Statement and also serves as the Exhibit Schedules:

          EXHIBIT NO.                            DESCRIPTION
          -----------                            -----------
              4              Form of warrant.
              5              Opinion of Armstrong Teasdale LLP regarding legality of securities being registered.
             23.1            Consent of Arthur Andersen LLP.
             23.2            Consent of Armstrong Teasdale LLP (contained in Exhibit 5).
             24              Powers of Attorney (see the signature page of this Registration
                             Statement).

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes as follows:

                  (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (ii) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, state of Missouri on August 3, 2001.

                                      Kupper Parker Communications, Incorporated



                                      By:      /s/ Bruce Kupper
                                         ---------------------------------------
                                               Bruce Kupper
                                               Chief Executive Officer
                                               (Principal Executive Officer)

Each person whose signature appears below hereby appoints Bruce Kupper his/her true and lawful attorney-in-fact, with power to act and with full power of substitution, in any and all capabilities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in persons, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the securities act of 1933, this Registration statement has been signed by the following persons on August 3, 2001.

SIGNATURE                                   TITLE



/s/ BRUCE KUPPER                            Chief Executive Officer and Director
----------------------------------
Bruce Kupper


                                            Chief Financial Officer and Director
/s/ JOHN REZICH                             (Principal Financial Officer)
----------------------------------
John Rezich



/s/ MARY DE HAHN                            Chief Operating Officer and Director
----------------------------------
Mary De Hahn

/s/ S. LEE KLING                            Director
----------------------------------
S. Lee Kling



/s/ JAMES SAITZ                             Director
----------------------------------
James Saitz



/s/ RONALD GREENSTONE                       Director
----------------------------------
Ronald Greenstone



/s/ GARY ROBERTS                            Director
----------------------------------
Gary Roberts

                                  EXHIBIT INDEX

EXHIBIT NO.                     DESCRIPTION
-----------                     -----------

    4             Form of warrant.
    5             Opinion of Armstrong Teasdale LLP regarding legality of
                  securities being registered.
   23.1           Consent of Arthur Andersen LLP.
   23.2           Consent of Armstrong Teasdale LLP (contained in Exhibit 5).
   24             Powers of Attorney (see the signature page of this
                  Registration Statement).